[LETTERHEAD OF MANTYLA, McREYNOLDS AND ASSOCIATES]


March 12, 1997


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

      We were previously the accountants for Miller Petroleum, Inc. (formerly known as "Single Chip Systems, International, Inc.")and on February 5,
1996, we reported on the financial statements of Single Chip Systems International, Inc. On February 24, 1997, our firm was dismissed as the accountant of Miller Petroleum, Inc.

      We have read Miller Petroleum, Inc.'s statements included under Item 4 of its Form 8-K-A1 for February 24, 1997, and we agree with such statements.

                                        Very truly yours,

                                        /s/ Mantyla, McReynolds & Assoc.

                                        MANTYLA, McREYNOLDS AND ASSOCIATES
                                        Salt Lake City, Utah  84121